Exhibit 107

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

DIRTT Environmental Solutions Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Value

	Transaction Value	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$11,129,247.66(1)	0.00014760	$1,642.68

Fees Previously Paid	—		—

Total Transaction Valuation	$11,129,247.66(1)

Total Fees Due for Filing			$1,642.68

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$1,642.68

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims

Fee Offset Sources

(1) Calculated solely for purposes of determining the filing fee. The purchase price of the 6.00% Convertible Unsecured Subordinated Debentures due January 31, 2026 (the “January Debentures”), as described herein, is C$720 per CS$1,000 principal amount of Debentures, up to C$6,000,000 aggregate principal amount, and the purchase price of the 6.25% Convertible Unsecured Subordinated Debentures due December 31, 2026 (the “December Debentures”), as described herein, is C$600 per CS$1,000 principal amount of Debentures, up to C$9,000,000 aggregate principal amount, resulting in an aggregate maximum purchase price of C$15,000,000 (excluding accrued but unpaid interest). The U.S. dollar equivalent of the aggregate maximum purchase price has been calculated using an exchange rate of US$1.00 equals C$1.3478 as of February 12, 2024, as announced by the Federal Reserve Bank on February 9, 2024. As of February 14, 2024 there were C$40,250,000 principal amount of January Debentures and C$35,000,000 principal amount of December Debentures issued and outstanding.